Results of Stockholders Meeting
At an annual meeting of stockholders held on
 September 20, 2017 (the Annual Meeting), the Funds stockholders voted to elect Barbara Connolly Keady and Peyton Tansill Muldoon as Class II directors.
W. Whitney George, James R. Pierce, Jr. and Michael W. Clark remained directors after the Annual Meeting.
The Funds stockholders at the Annual Meeting also voted to
 appoint Tait Weller & Baker as the independent registered public accounting of the Fund.
The following table sets forth the votes cast with respect
 to each matter voted on at the Annual Meeting:
MATTER
FOR
AGAINST/WITHHELD
ABSTAIN
BROKER NON-VOTES

Barbara Connolly Keady
22,201,350.111
347,676.329
0.000
0.000

Peyton Tansill
Muldoon
22,187,905.111
361,121.329
0.000
0.000

MATTER
FOR
AGAINST/WITHHELD
ABSTAIN
BROKER NON-VOTES

Appointment of Tait Weller & Baker

22,222,924.260
252,794.863
73,307.317
0.000